Exhibit 10.37.1

Amendment No. 1 to the
Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan

This AMENDMENT NO. 1 to the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (the “Plan”) is effective as of May 20, 2009.

1.             Vesting of Options Granted to Non-Employee Directors.  The first sentence of Section 5.1(c) of the Plan shall be amended to read in its entirety (the amended portion is printed in bold):

(c)           Exercisability.  Each Option awarded to a Participant under the Plan shall become exercisable based on the performance of a minimum period of service or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date; provided, that, except in the case of Replacement Awards or grants to newly-eligible Participants or to non-employee directors of the Company or its Subsidiaries, no Option shall become exercisable prior to a Participant’s completion of one year of service to the Company or any Subsidiary.

2.             Vesting of Stock Appreciation Rights Granted to Non-Employee Directors.  The first sentence of Section 5.2(b) of the Plan shall be amended to read in its entirety (the amended portion is printed in bold):

(b)           Exercise.  Stock Appreciation Rights awarded to a Participant under the Plan shall become exercisable based on the performance of a minimum period of service or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date; provided, that, except in the case of Replacement Awards or grants to newly-eligible Participants or to non-employee directors of the Company or its Subsidiaries, no Stock Appreciation Right shall become exercisable prior to a Participant’s completion of one year of service to the Company or any Subsidiary.

3.             Establishment of Share Awards.

(a)           The definition of “Award” set forth in Section 2.1 of the Plan shall be amended to read in its entirety (the amended portion is printed in bold):

“Award” means any Option, Stock Appreciation Right, Performance Stock, Performance Stock Unit, Performance Unit, Restricted Stock, Restricted Stock Unit, Share Award or Deferred Stock Unit granted pursuant to the Plan, including an Award combining two or more types in a single grant.

(b)           The new defined term “Share Award” shall be added to Section 2.1 of the Plan as follows:

“Share Award” means an Award of unrestricted Shares pursuant to Section 7.8 of the Plan.

(c)           The heading of Article VII of the Plan shall be amended to read in its entirety (the amended portion is printed in bold):

RESTRICTED STOCK AND RESTRICTED STOCK UNITS; SHARE AWARDS

(d)           A new Section 7.8 shall be added to the Plan, as follows:

7.8           Share Awards.  Share Awards may be granted to Participants at such time or times as shall be determined by the Committee on such terms and conditions as the Committee may determine in its discretion.  Share Awards may be made as additional compensation for services rendered by a Participant to the Company or any Subsidiary or may be in lieu of cash or other compensation to which the Participant may be entitled from the Company or any Subsidiary.

4.             Except as modified hereby, the Plan as in effect immediately prior to this amendment shall remain in full force and effect.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.